EXHIBIT 99.1

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  March 3, 2010

Icahn Enterprises L.P. Reports Fourth Quarter and Full Year 2009 Financial Results

New York, NY – Icahn Enterprises L.P. (NYSE: IEP) reported net income attributable to Icahn Enterprises of $234 million, or $3.05 per LP unit, for the twelve months ended December 31, 2009, compared to net loss attributable to Icahn Enterprises of $43 million, or $0.80 loss per LP unit, for the comparable period in fiscal 2008.  Icahn Enterprises declared a quarterly distribution of $0.25 per unit on its depositary units, payable in the first quarter of fiscal 2010.  The distribution will be paid on March 30, 2010 to depositary unit holders of record at the close of business on March 15, 2010.

Full Year 2009

For the twelve months ended December 31, 2009, revenues were $7,865 million as compared to $5,027 million for the twelve months ended December 31, 2008.  Net income attributable to Icahn Enterprises from continuing operations was $233 million for the twelve months ended December 31, 2009 compared to a net loss of $528 million for the comparable period in fiscal 2008, which included restructuring expenses and impairment charges for tangible and intangible assets aggregating $453 million, after non-controlling interests.  Net income attributable to Icahn Enterprises from discontinued operations was $1 million for the twelve months ended December 31, 2009, compared to $485 million for the comparable period in fiscal 2008.

Three Months Ended December 31, 2009

For the three months ended December 31, 2009, revenues were $1,694 million as compared to $236 million in the three months ended December 31, 2008.  Net loss from continuing operations attributable to Icahn Enterprises was $7 million for the three months ended December 31, 2009, compared to a loss of $467 million for the comparable period of fiscal 2008, which included restructuring expenses and impairment charges for tangible and intangible assets aggregating $426 million, after non-controlling interests.  There was no income from discontinued operations for the three months ended December 31, 2009 compared to a loss from discontinued operations of $1 million for the comparable period of fiscal 2008.

Conference Call Information

Icahn Enterprises L.P. will discuss its fourth quarter results on a conference call and Webcast on Thursday, March 4, 2010 at 10:00 a.m. EST.  The Webcast can be viewed live on Icahn Enterprises L.P.’s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is (800) 938-1410.  The international number is (702) 696-4768.  The access code for both is 59839386.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in seven primary business segments:  Investment Management, Automotive, Metals, Real Estate, Home Fashion, Railcar and Food Packaging.  For more information, please visit the company’s website at www.icahnenterprises.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, and competition for residential and investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; risks related to our railcar activities, including the highly cyclical nature of the railcar industry and restricted credit markets; and risks related to our food packaging activities, including risks related to safety and quality of food products; and other risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions, except per unit data

	Three Months Ended
	December 31,
	2009	2008
	(Unaudited)

Revenues	$1,694	$236
Expenses	1,749	2,230

Loss from continuing operations before income tax benefit	(55)	(1,994)
Income tax benefit	28	62
Loss from continuing operations	(27)	(1,932)

Loss from discontinued operations	-	(1)

Net loss	(27)	(1,933)

Less: net loss attributable to non-controlling interests	20	1,465

Net income attributable to Icahn Enterprises	$(7)	$(468)

Net loss attributable to Icahn Enterprises from:
Continuing operations	$(7)	$(467)
Discontinued operations	-	(1)

	$(7)	$(468)

Basic loss per LP unit
Loss from continuing operations	$(0.09)	$(6.49)
Loss from discontinued operations	0.00	(0.02)
	$(0.09)	$(6.51)

Basic weighted average LP units outstanding	75	72

Diluted loss per LP unit
Income from continuing operations	$(0.09)	$(6.49)
Loss from discontinued operations	0.00	(0.02)
	$(0.09)	$(6.51)

Dilutive weighted average LP units outstanding	79	72

APPENDIX II

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions except per unit data

	Twelve Months Ended
	December 31,
	2009	2008
	(Unaudited)

Revenues	$7,865	$5,027
Expenses	6,724	8,153

Income (loss) from continuing operations before income tax benefit (expense)	1,141	(3,126)
Income tax benefit (expense)	53	(47)
Income (loss) from continuing operations	1,194	(3,173)

Income from discontinued operations	1	485

Net income (loss)	1,195	(2,688)

Less: net (income) loss attributable to non-controlling interests	(961)	2,645

Net income (loss) attributable to Icahn Enterprises	$234	$(43)

Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$233	$(528)
Discontinued operations	1	485

	$234	$(43)

Basic income (loss) per LP unit
Income (loss) from continuing operations	$3.04	$(7.84)
Income from discontinued operations	0.01	7.04
	$3.05	$(0.80)

Basic weighted average LP units outstanding	75	71

Diluted income (loss) per LP unit
Income (loss) from continuing operations	$2.96	$(7.84)
Income from discontinued operations	0.01	7.04
	$2.97	$(0.80)

Dilutive weighted average LP units outstanding	79	71